As filed with the Securities and Exchange Commission on April 16, 2010.
Registration No. 333-166143

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
 Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MIE HOLDINGS CORPORATION

(Exact name of Registrant as specified in its charter)

Cayman Islands	1311	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 406, Block C, Grand Place
5 Hui Zhong Road
Chaoyang District
Beijing 100101
People’s Republic of China
+86-10-8489-2298

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 664-1666

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Zhang Latham & Watkins 41/F, One Exchange Square 8 Connaught Place, Central Hong Kong +852-2912-2503	Vivian Tsoi White & Case LLP 19th Floor, Tower 1 of China Central Place 81# Jianguo Lu, Chaoyang District Beijing 100025 People’s Republic of China +86-10-5912-9612	Alan Seem Shearman & Sterling LLP 12th Floor, East Tower Twin Towers B-12 Jianguomenwai Dajie Beijing 100022 People’s Republic of China +86-10-5922-8000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered(1)	Offering Price(2)	Fee
Ordinary Shares, par value $0.001 per share(3)	$287,500,000	$20,499(4)

(1)	Includes (a) all ordinary shares represented by American depositary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public, and (b) ordinary shares represented by American depositary shares upon the exercise of the underwriters’ option to purchase additional shares.

(2)	Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)	American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered pursuant to a separate registration statement on Form F-6. Each American depositary share represents ordinary shares.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form F-1 is being filed for the sole purpose of filing additional exhibits to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Island courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. The registrant’s Memorandum and Articles of Association provide that each officer or director of the registrant, and every one of their heirs, executors and administrators shall be indemnified out of the assets of the registrant against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part, or in which he or she is acquitted or in connection with any application in which relief is granted to him or her by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the registrant.

Item 7.	Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities (including options to acquire our ordinary shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering. References to share information and per share data reflect the 10-to-1 share split effected on April 16, 2010, in which every ordinary share, series A preferred share and series B preferred share was subdivided into ten ordinary shares, series A preferred shares and series B preferred shares, respectively, and the par value of the shares was changed from $0.01 per share to $0.001 per share.

		Number
		of
		Securities
		Originally
Purchaser	Date of Issuance	Issued	Title of Securities	Type of Exemption	Consideration

Far East Energy Limited	January 12, 2009	99,999,000	Ordinary shares, par value $0.001 each	Regulation S	Transfer of 50,000 ordinary shares in MI Energy Corporation
TPG Star Energy Ltd.	July 9, 2009	21,457,490	Series A preferred shares, par value $0.001 each	Accredited investor in reliance on Section 4(2)	$53,000,000
Sino Link Limited	October 30, 2009	3,643,730	Series A preferred shares, par value $0.001 each	Regulation S	Redemption of 3,643,730 ordinary shares held by Far East Energy Limited
Harmony Energy Limited	March 10, 2010	36,425,120	Series B preferred shares, par value $0.001 each	Regulation S	Redemption of 18,212,560 ordinary shares held by Far East Energy Limited

Item 8.	Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

(b) Financial Statement Schedules.

All supplement schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

Item 9.	Undertakings

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on April 16, 2010.

MIE Holdings Corporation

By:	/s/ Ruilin Zhang
Name:     Ruilin Zhang

Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on April 16, 2010.

Signature		Title

/s/ Ruilin Zhang Ruilin Zhang		Chairman and Chief Executive Officer (principal executive officer)

* Allen Mak		Director and Chief Financial Officer (principal financial officer and principal accounting officer)

* Forrest L. Dietrich		Director

* Jiangwei Zhao		Director

* Name: Donald J. Puglisi Title: Managing Director Puglisi & Associates		Authorized U.S. Representative

* By:	/s/ Ruilin Zhang Ruilin Zhang Attorney-in-Fact

MIE HOLDINGS CORPORATION

EXHIBIT INDEX

Exhibit
Number		Description of Exhibit

1	.1*	Form of Underwriting Agreement
3	.1†	Form of Amended and Restated Memorandum and Articles of Association of the Registrant
3	.2†	Fourth Amended and Restated Memorandum and Articles of Association of the Registrant as currently in effect
4	.1*	Registrant’s specimen American Depositary Receipt (included in Exhibit 4.3)
4	.2†	Registrant’s specimen certificate for ordinary shares
4	.3*	Deposit Agreement dated as , 2010 among the Registrant, the Depositary and all Holders and Beneficial Owners of American Depositary Shares issued thereunder
5	.1†	Opinion of Maples and Calder regarding the validity of ordinary shares being registered
8	.1†	Opinion of Maples and Calder regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8	.2†	Opinion of Latham & Watkins LLP regarding certain U.S. tax matters
8	.3†	Opinion of Zhong Lun Law Firm regarding certain PRC tax matters
10	.1†	Petroleum Contract for Development and Production of the Daan Oil Field of Jilin Province of PRC between China National Petroleum Corporation and Global Oil Corporation dated December 16, 1997
10	.2†	Supplemental Agreement Concerning the Recovery of Additional Development Costs under the Petroleum Contract for Development and Production of the Daan Oil Field of Jilin Province of PRC by and among China National Petroleum Corporation, Global Oil Corporation and MI Energy Corporation dated September 25, 2008
10	.3†	Petroleum Contract for Development and Production of the Miao 3 Oil Field of Jilin Province of PRC between China National Petroleum Corporation and Global Oil Corporation dated December 16, 1997
10	.4†	Petroleum Contract for Development and Production of the Moliqing Oil Field of Jilin Province of PRC between China National Petroleum Corporation and Global Oil Corporation dated September 25, 1998
10	.5†	Crude Oil Sales Contract of Daan, Moliqing and Miao 3 Oil Fields of Jilin Province between China National Petroleum Sales Corporation and Microbes Inc. dated December 28, 2000
10	.6†	English Translation of Supplemental Memorandum for Contract for Sale of Crude Oil of Daan, Moliqing and Miao 3 Oil Fields of Jilin Province between China National Petroleum Sales Corporation, PetroChina Company Limited, Microbes Inc. and MI Energy Corporation dated March 5, 2004
10	.7†	Amendment to the Stock Purchase Agreement dated May 19, 2008 between Microbes Inc., Far East Energy Limited and MI Energy Corporation
10	.8†	English Translation of Termination Agreement for Cooperation Agreement by and among Far East Energy Limited, MI Energy Corporation and Full Fame Enterprises Limited dated June 19, 2008
10	.9†	English Translation of Deed of Termination for Share Purchase Agreement by and among Far East Energy Limited, MI Energy Corporation and Full Fame Enterprises Limited dated June 19, 2008
10	.10†	Agreement between Far East Energy Limited and MI Energy Corporation dated September 18, 2007
10	.11†	Agreement between MI Energy Corporation and Ruilin Zhang dated September 18, 2007
10	.12†	Agreement between Ruilin Zhang and Far East Energy Limited dated September 18, 2007
10	.13†	Intercompany Loan Agreement between MI Energy Corporation and Far East Energy Limited dated May 8, 2008
10	.14†	Intercompany Loan Agreement (MIE Loan 2) between MI Energy Corporation and Far East Energy Limited dated June 26, 2008
10	.15†	Assignment of FEEL Loan Agreement between MI Energy Corporation and Standard Bank Asia Limited dated May 8, 2008
10	.16†	Intercompany Loan Agreement between MI Energy Corporation and Registrant dated July 9, 2009
10	.17†	Tripartite Agreement by and among MI Energy Corporation, Far East Energy Limited and Ruilin Zhang dated December 31, 2008
10	.18†	Guarantee by Ruilin Zhang in favor of MI Energy Corporation dated January 12, 2009

Exhibit
Number		Description of Exhibit

10	.19†	Assignment of Guarantee by Ruilin Zhang between MI Energy Corporation and Standard Bank Asia Limited dated January 12, 2009
10	.20†	Service Contract between Registrant and Ruilin Zhang dated July 9, 2009
10	.21†	Share Purchase Agreement between Far East Energy Limited and Full Fame Enterprises Limited dated June 19, 2008
10	.22†	Share Exchange Agreement between Far East Energy Limited and Registrant dated January 12, 2009
10	.23†	Shares Purchase Agreement relating to the purchase of 197,049 ordinary shares of Registrant by and among Standard Bank Plc, Ruilin Zhang, Jiangwei Zhao, Zhiguo Shang and Far East Energy Limited dated January 12, 2009
10	.24†	Amendment to Share Purchase Agreement relating to the purchase of 197,049 ordinary shares of Registrant by and among Standard Bank Plc, Ruilin Zhang, Jiangwei Zhao, Zhiguo Shang, MI Energy Corporation, Registrant and Far East Energy Limited dated June 24, 2009
10	.25†	Shares Purchase Agreement relating to the purchase of 197,049 ordinary shares of Registrant by and among Standard Bank Plc, Ruilin Zhang, Jiangwei Zhao, Zhiguo Shang, MI Energy Corporation, Registrant and Far East Energy Limited dated October 30, 2009
10.26		First Amendment and Restatement Agreement relating to an Option Agreement dated January 12, 2009, by and among Far East Energy Limited, Registrant, MI Energy Corporation and Standard Bank Plc dated June 26, 2009
10.27		Termination Agreement relating to an Option Agreement as amended and restated pursuant to an Amendment and Restatement Agreement by and among Far East Energy Limited, Registrant, MI Energy Corporation and Standard Bank Plc dated October 30, 2009
10.28		Series A Preferred Shares Subscription and Put Option Agreement relating to the Subscription of, and Put Option Rights over, Series A Preferred Shares of Registrant, by and among TPG Star Energy Ltd., Far East Energy Limited, Registrant and MI Energy Corporation dated June 19, 2009
10.29		Amendment to Series A Preferred Shares Subscription and Put Option Agreement relating to the Subscription of, and Put Option Rights over, Series A Preferred Shares of Registrant, by and among TPG Star Energy Ltd., Far East Energy Limited, Registrant and MI Energy Corporation dated July 9, 2009
10.30		Second Amendment to Series A Preferred Shares Subscription and Put Option Agreement relating to the Subscription of, and Put Option Rights over, Series A Preferred Shares of Registrant, by and among TPG Star Energy Ltd., Far East Energy Limited, Registrant and MI Energy Corporation dated October 30, 2009
10.31		Shares Purchase Agreement relating to the purchase of 364,373 Series A Preferred Shares of Registrant by and among Sino Link Limited, Ruilin Zhang, Jiangwei Zhao, Zhiguo Shang, MI Energy Corporation, Registrant and Far East Energy Limited dated October 26, 2009
10.32		Amended and Restated Shareholders’ Agreement in relation to Registrant by and among TPG Star Energy Ltd., Sino Link Limited, Far East Energy Limited, MI Energy Corporation and Registrant dated October 30, 2009
10.33		Agreement of Adherence by and among Registrant, TPG Star Energy Co-Invest, LLC, TPG Star Energy Ltd., Sino Link Limited, Far East Energy Limited and MI Energy Corporation dated December 15, 2009
10.34		Share Charge by Far East Energy Limited in favor of TPG Star Energy Ltd. dated July 9, 2009
10.35		Shares Purchase Agreement relating to the purchase of 3,642,512 series B preferred shares of Registrant by and among Harmony Energy Limited, Ruilin Zhang, Jiangwei Zhao, Zhiguo Shang, MI Energy Corporation, Registrant and Far East Energy Limited dated February 5, 2010
10.36		English Translation of Form of Oil Well Repair and Water Pump Examination Contract between MI Energy Corporation and Jilin Guotai Petroleum Development Company
10.37		English Translation of Deposit Pledge Agreement between MI Energy Corporation and Shanghai Pudong Development Bank, Dalian Branch, dated July 28, 2008
10.38		English Translation of Deposit Pledge Agreement between MI Energy Corporation and Shanghai Pudong Development Bank, Dalian Branch, dated March 11, 2009
10.39		Form of Indemnification Agreement with the Registrant’s directors and officers
10.40		Form of Employment Agreement between the Registrant and an Executive Officer of the Registrant

Exhibit
Number		Description of Exhibit

10.41		New First Amendment and Restatement Agreement relating to a borrowing base facility agreement dated October 29, 2007 between MI Energy Corporation and Standard Bank Asia Limited dated January 12, 2009
10.42		Facility Agreement by and among MI Energy Corporation, China CITIC Bank Corporation Limited (Guangzhou Branch), CITIC Ka Wah Bank Limited and the Banks and other Financial Institutions dated July 28, 2009
10.43		Amendment Letter from MI Energy Corporation, Registrant, Far East Energy Limited, Jiangwei Zhao, Ruilin Zhang and Zhiguo Shang to CITIC Ka Wah Bank Limited dated October 29, 2009
10.44		Share Mortgage of Registrant entered into between Far East Energy Limited and CITIC Ka Wah Bank Limited dated July 28, 2009
10.45		Share Mortgage of Far East Energy Limited entered into by and among Ruilin Zhang, Jiangwei Zhao, Zhiguo Shang and CITIC Ka Wah Bank Limited dated July 28, 2009
10.46		Share Mortgage of MI Energy Corporation entered into between Registrant and CITIC Ka Wah Bank Limited dated July 31, 2009
10.47		Second Amended and Restated Shareholders Agreement in relation to Registrant by and among TPG Star Energy Ltd., TPG Star Energy Co-Invest, LLC, Sino Link Limited, Harmony Energy Limited, Far East Energy Limited, MI Energy Corporation and Registrant dated March 10, 2010
10.48		Credit Support Agreement by and among TPG Star Energy Ltd., Harmony Energy Limited, Far East Energy Limited, MI Energy Corporation and Registrant dated March 10, 2010
10.49		Deed of Partial Release and Amendment between TPG Star Energy Ltd. and Far East Energy Limited dated March 10, 2010
10.50		Share Charge by Harmony Energy Limited in favor of TPG Star Energy Ltd. dated March 10, 2010
10.51		2009 Stock Incentive Plan
21	.1†	Subsidiary of the Registrant
23	.1†	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an Independent Registered Public Accounting Firm
23	.2†	Consent of Ryder Scott Company Petroleum Consultants
23	.3†	Consent of Maples and Calder (included in Exhibit 5.1)
23	.4†	Consent of Latham & Watkins LLP (included in Exhibit 8.2)
23	.5†	Consent of Zhong Lun Law Firm
23	.6†	Consent of Jianping Mei
23	.7†	Consent of Jeffrey W. Miller
24	.1†	Powers of Attorney (included on signature page)
99	.1†	Code of Business Conduct and Ethics of the Registrant
99	.2†	Report of Ryder Scott Company Petroleum Consultants for the year ended December 31, 2009.

*	To be filed by amendment.

†	Filed previously.